                                         Filed under Rule 424(c) of Regulation C
                                                      SEC File Number: 333-40449

PROSPECTUS SUPPLEMENTAL
(TO PROSPECTUS DATED DECEMBER 3, 1997)

                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     The information in this Prospectus Supplement concerning the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus is supplemented as follows:

                                        PRINCIPAL AMOUNT            NUMBER OF SHARES OF COMMON STOCK
                                         OF NOTES OWNED      ----------------------------------------------
    SELLING STOCKHOLDER(1)             AND OFFERED HEREBY    BENEFICIALLY OWNED(1)(2)     OFFERED HEREBY(2)
    ----------------------             ------------------    ------------------------     -----------------
Deutsche Bank Securities Inc.(3)             $560,000                  13,555                   13,555

-----------------
(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.

(3) Deutsche Bank Securities Inc. acted as an Initial Purchaser in the Original Offering, acts as a market maker in the Company's Common Stock and publishes research reports on the Company. In addition, Deutsche Bank AG which is affiliated with Deutsche Bank Securities Inc., acts as the trustee with respect to the Notes.

     The date of this Prospectus Supplement is July 16, 1998.